UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☒
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

LEAP WIRELESS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

Pentwater Capital Management LP
Pentwater Growth Fund Ltd.
Pentwater Equity Opportunities Master Fund Ltd.
Oceana Master Fund Ltd.
LMA SPC for and on behalf of MAP 98 Segregated Portfolio
Matthew C. Halbower
Robert E. Switz
Richard R. Roscitt
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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        On July 5, 2011, Pentwater Capital Management LP sent the following letter to the stockholders of Leap Wireless International, Inc.:

227 W. Monroe, Suite 4000
Chicago, Illinois 60606
July 5, 2011
YOUR VOTE IS IMPORTANT
WE URGE YOU TO VOTE THE ENCLOSED GOLD PROXY TODAY!

Dear Fellow Leap Stockholder:

        I am Chief Executive Officer, Chief Investment Officer and Portfolio Manager of Pentwater Capital Management LP. Pentwater Capital and its affiliates are collectively one of the largest stockholders of Leap Wireless International, Inc., owning just over 3% of the outstanding shares. We purchased our first shares in October 2007 believing that Leap was undervalued. Over the past four years, the value of Leap common stock has lost more than three-quarters of its market value. We believe that this dismal performance is directly related the poor decisions and mismanagement by the Board of Directors.

IT'S TIME TO GET NEW DIRECTORS ON THE BOARD WHO WILL HOLD MANAGEMENT
ACCOUNTABLE AND PROTECT THE INTERESTS OF ALL STOCKHOLDERS

        It became clear to us that change was needed at the Board level. In February 2011, Pentwater began a search for highly qualified individuals who would agree to serve as nominees to the Board. As a result of that search, Robert E. Switz and Richard R. Roscitt agreed to be nominated by Pentwater. Bob and Rick will join me as three director nominees to the Leap Board of Directors. We are committed to work constructively with other Board members to recreate the stockholder value lost over the past four years.

        We believe that that this Board needs a fresh perspective and that our nominees' experience and qualifications will enable them to achieve that objective. We believe Leap's Board has destroyed stockholder value by:

  •
  Conducting operational mistakes and missteps, including:

  •
  inferior implementation of an all-in pricing model;

  •
  mismanaging handset inventory, specifically in the second and third quarters of 2010; and

  •
  emphasizing and poorly executing a faulty broadband strategy for three years (2008 through 2010);

  •
  Consistently operating under a bloated cost structure relative to its competitors; and

  •
  Rejecting MetroPCS's proposal to merge with Leap in September 2007.

WE HAVE MADE EVERY EFFORT TO AVOID A PROXY FIGHT AND
NEGOTIATE A RESOLUTION

        We have had numerous conversations with advisors to management and were led to believe that a resolution was achievable. The Board instead decided to attempt to disenfranchise shareholders by not recognizing our nominations at all. The Board thought it was better to spend your money fighting to deny you your rights. What are they afraid of?

        Is this an attempt by MHR, Leap's largest stockholder, to keep a stranglehold on the current Board? We ask you to consider that four of Leap's eight directors have significant ties to MHR. Mark H. Rachesky is the President of MHR. John D. Harkey, Jr. "was a close friend of Rachesky, served on three boards at the instance of MHR and was touted by MHR as one of its investment advisors." In re

Loral Space and Communications Inc., 2008 Del. Chl. LEXIS 136, *5 (Sept. 19, 2008). Michael B. Targoff is an investment advisor of MHR who was placed by MHR as CEO of Loral Space and Communications Inc. Dr. Rachesky, Mr. Harkey and Mr. Targoff "were all enmeshed in financially and personally advantageous relations with each other" and "were aware that MHR knew how to use its clout to get its way." Id. at *60, 71. Robert V. LaPenta is the CEO of L-1 Identity Solutions, Inc., of which MHR owned 7.7% as of March 31, 2011. Additionally, Dr. Rachesky and Mr. Targoff comprise a majority of Leap's Compensation Committee, which has sole authority to determine the compensation of s Leap's CEO.

PROTECT YOUR RIGHTS AND YOUR INVESTMENT
DON'T BELIEVE LEAP'S FALSE AND MISLEADING STATEMENTS
VOTE THE ENCLOSED GOLD PROXY

        Leap is attempting to use scare tactics to stop you from voting the GOLD proxy card. They are threatening to disallow any shares voted on the GOLD proxy card. They can't just disallow your vote! Although the matter of nominations will probably be resolved in Delaware Chancery Court, your votes on all other matters have to be honored!

        We thank you for your support.

Pentwater Capital Management LP
By: Halbower Holdings, Inc., its general partner
By:
Name: Matthew C. Halbower Title: Chief Executive Officer

        Important Note: Leap has now announced the Annual Meeting will be held at 8:30 a.m. EDT on July 28, 2011 at the Kenwood Golf and Country Club, 5601 River Road, Bethesda, Maryland 20816.

*    *    *

        If you previously signed and returned a white Leap proxy card, please revoke it immediately by signing, dating, and mailing the enclosed GOLD proxy card in the enclosed postage paid envelope, or by submitting your vote by telephone or over the Internet using the telephone or Internet voting instructions printed on the GOLD proxy card, or by voting in person at the Annual Meeting. Please discard and do not sign or return any white proxy card sent to you by or on behalf of Leap, even as a sign of protest.

        Pentwater has filed a definitive proxy statement and related materials with the Securities and Exchange Commission ("SEC") in connection with Pentwater's solicitation of proxies to elect its nominees to the Leap Board of Directors and to vote on four other proposals at the 2010 Annual Meeting of Stockholders. Leap stockholders should read Pentwater's definitive proxy statement and its other publicly-filed proxy materials as they become available, because they contain important information. Information regarding the direct and indirect interests of Pentwater and each other participant in the solicitation of proxies by Pentwater are included in Pentwater's proxy materials filed with the SEC. Pentwater's proxy materials and other SEC filings may be accessed without charge at the SEC's website at www.sec.gov.

If you have any questions or require any assistance with your vote, please contact MacKenzie Partners, Inc., which is assisting us, at their address and phone numbers listed below.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Pentwater's proxy materials, please call
MacKenzie Partners, Inc. at the phone numbers or email listed below.

105 Madison Avenue New York, New York 10016 (212) 929-5500 (Call Collect) leap@mackenziepartners.com or CALL TOLL FREE (800) 322-2885